Exhibit 3.1

UNITE ACQUISITION 2 CORP.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Unite Acquisition 2 Corp., a Delaware corporation, hereby certifies as follows:

1. The name of this corporation is Unite Acquisition 2 Corp. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 10, 2022.

2. The Amended and Restated Certificate of Incorporation of this corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation, as previously amended and/or restated, and which changes the name of this corporation to Blue Laser Fusion, Inc., has been duly adopted by this corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the approval of this corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate of Incorporation shall become effective on September 4, 2026 at 4:01 p.m. EDT.

IN WITNESS WHEREOF, this corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: September 4, 2026	UNITE ACQUISITION 2 CORP.

	By:	Dr. Shuji Nakamura
	Name:	Dr. Shuji Nakamura
	Title:	Chief Executive Officer

EXHIBIT A

BLUE LASER FUSION, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of this Corporation is Blue Laser Fusion, Inc. (the “Corporation”).

ARTICLE II:

The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV: AUTHORIZED STOCK

1.	Total Authorized Stock.

1.1 The total number of shares of all classes of capital stock that the Corporation has authority to issue is 310,000,000 shares, consisting of: (i) 300,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

1.2 Irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, but subject to the terms of any Certificate of Designation (as defined below) relating to any series of Preferred Stock, the holders of Common Stock and Preferred Stock shall vote together, and not as separate classes, on any amendment to this Amended and Restated Certificate of Incorporation (as amended and/or restated from time to time, this “Restated Certificate of Incorporation”) to increase or decrease the number of authorized shares of Common Stock or Preferred Stock.

2.	Designation of Preferred Stock.

2.1 The Corporation’s Board of Directors (“Board of Directors”) is authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable laws of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and, except where otherwise provided in the applicable Certificate of Designation, to increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then-outstanding) the number of shares of any such series.

2.1 Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of the Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series of Preferred Stock may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock any series of Preferred Stock, or any future class or series of capital stock of the Corporation.

3.	Common Stock.

3.1 Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative participating, optional, or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

3.2 Voting Rights. Except as otherwise expressly provided herein or required by applicable law, each holder of Common Stock shall have the right to one (1) vote per share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock). No holder of shares of Common Stock shall have the right to cumulative votes.

3.3 Dividends. Subject to the preferential rights of the Preferred Stock and except as otherwise required by law or this Restated Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board, out of the assets of the Corporation which are by law available therefor.

3.4 Dissolution, Liquidation, or Winding Up. In the event of any dissolution, liquidation, or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, except as otherwise required by law or this Restated Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

ARTICLE V: AMENDMENT OF BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Whole Board. For purposes of this Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders shall also have power to adopt, amend or repeal the Bylaws. In addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or by this Restated Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), such adoption, amendment or repeal of the Bylaws by the stockholders shall require the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

1. Director Powers. Except as otherwise provided by the General Corporation Law or this Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock then-outstanding to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the directors then in office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any director.

3. Terms of Directors. Subject to the rights of the holders of any series of Preferred Stock then-outstanding to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”).The Board of Directors is authorized to assign members thereof already in office to such classes of the Classified Board, with such assignment effective at such time as the division of the Board of Directors into classes becomes effective pursuant to this paragraph. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the effective date of this Restated Certificate of Incorporation, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the effective date of this Restated Certificate of Incorporation, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the effective date of this Restated Certificate of Incorporation, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

4. Removal and Resignation. Subject to the rights of the holders of any series of Preferred Stock then-outstanding with respect to directors elected thereby, no director may be removed, except for cause, and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Bylaws or in accordance with applicable law. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any director.

5. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then-outstanding to elect additional directors under specified circumstances, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall (unless (a) the Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders or (b) otherwise required by applicable law) be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned or elected (as applicable) expires and shall hold office such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

6. Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII: DIRECTOR AND OFFICER LIABILITY

To the fullest extent permitted by law, no director or officer (as such term is used in Section 102(b)(7) of the General Corporation Law, as amended from time to time) of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director or officer, then the liability of a director or officer of the Corporation, without any further corporate action on the part of the Corporation, shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS

1. No Action by Written Consent of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then-outstanding with respect to actions by the holders of shares of such series, from and after the date the Corporation’s common stock is first approved for listing on a national securities exchange (the “Listing Date”), (a) no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and (b) no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting. Notwithstanding the foregoing, prior to the Listing Date, any action required or permitted to be taken at any meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted and is delivered to the Corporation in the manner required by this Restated Certificate of Incorporation or the Bylaws.

2. Special Meeting of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then-outstanding with respect to actions by the holders of shares of such series, special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by the stockholders or any other person or persons. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

3. Advance Notice of Stockholder Nominations. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE IX: SEVERABILITY

1. Ambiguities and Application. In applying any provision set forth in this Restated Certificate of Incorporation, or in the case of an ambiguity in the application of any provision set forth in this Restated Certificate of Incorporation or in the meaning of any term or definition set forth in this Restated Certificate of Incorporation, the Board of Directors or an authorized committee thereof shall have the power to determine, in its sole discretion, the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it. A determination of the Board of Directors (or, if applicable and permissible, an authorized committee thereof) in accordance with the preceding sentence shall be conclusive and binding on the stockholders of the Corporation. Such determination shall be evidenced in a writing adopted by the Board of Directors (or, if applicable and permissible, an authorized committee thereof), and such writing shall be made available for inspection by any holder of capital stock of the Corporation at the principal executive offices of the Corporation. For the avoidance of doubt, nothing in this Restated Certificate of Incorporation shall (i) modify the fiduciary duties of directors to the Corporation and its stockholders, (ii) alter the standard of review a court of competent jurisdiction may apply to review any action, interpretation, determination or calculation (or any omission with respect to the foregoing) by the Board of Directors (or an authorized committee thereof) for compliance with the directors’ fiduciary duties to the Corporation and its stockholders or (iii) provide for an elimination or limitation of the personal liability of directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent not permitted by Section 102(b)(7) of the General Corporation Law.

2. If any provision of this Restated Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Restated Certificate of Incorporation (including without limitation, all portions of any section of this Restated Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect.

ARTICLE X: CHOICE OF FORUM; EXCLUSIVE FORUM

1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim that is based upon a violation of a duty by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the General Corporation Law, this Restated Certificate of Incorporation or the Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of this Restated Certificate of Incorporation or the Bylaws; (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine; or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law. If any action, the subject matter of which is within the scope of this Section 1 of Article X, is filed in a court other than the Court of Chancery of the State of Delaware, or, if that court lacks subject matter jurisdiction, another federal or state court located within the State of Delaware (a “Foreign Action”) by or on behalf of any current or former stockholder (including a current or former beneficial owner), that stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 1 of Article X (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder, in each case, to the fullest extent permitted by law. This Section 1 of Article X shall not apply to claims arising under the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or any successor thereto. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Failure to enforce the provisions contained in this Section 2 of Article X would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

3. To the fullest extent permitted by applicable law, any person purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the capital stock of this Corporation required by applicable law or by this Restated Certificate of Incorporation, any amendment to or repeal of this Article XI or Article V, Article VI, Article VII, Article VIII, Article IX or Article X of this Restated Certificate of Incorporation (or the adoption of any provision inconsistent therewith) shall require the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.